Exhibit 4.2

EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of the 20th day of May, 2014, among Pentair, Inc., a Minnesota corporation (the “Company”), Pentair Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (the “Initial Parent Guarantor”), Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung (“SwissCo”), Pentair plc, an Irish public limited company (the “Successor Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered a senior indenture (the “Base Indenture”), dated as of May 2, 2011, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by the (i) first supplemental indenture (the “First Supplemental Indenture”), dated as of May 9, 2011, among the Company, the guarantors listed on the signature pages thereto and the Trustee, providing for the issuance of an aggregate principal amount of up to $500,000,000 of 5.000% Senior Notes due 2021 (the “Notes”), (ii) second supplemental indenture (the “Second Supplemental Indenture”), dated as of October 31, 2011, among the Company, the guaranteeing subsidiaries listed on the signature pages thereto and the Trustee, providing for the guarantee of certain of the Company’s Obligations under the Notes and the Indenture by the guaranteeing subsidiaries, (iii) third supplemental indenture (the “Third Supplemental Indenture”), dated as of October 1, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the guarantee of certain of the Company’s Obligations under the Notes and the Indenture by the Initial Parent Guarantor and (iv) fourth supplemental indenture (the “Fourth Supplemental Indenture” and, collectively with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), dated as of December 17, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the deletion of certain provisions in the Base Indenture and First Supplemental Indenture;

WHEREAS, the Initial Parent Guarantor and its subsidiaries intend to effectuate the following series of substantially simultaneous transactions in connection with a corporate restructuring: (i) the Company would become an indirect wholly-owned subsidiary of SwissCo; (ii) the Initial Parent Guarantor would merge with and into the Successor Parent Guarantor with the Successor Parent Guarantor being the surviving entity; (iii) as a result of such merger, SwissCo would become a wholly-owned subsidiary of the Successor Parent Guarantor, and the Successor Parent Guarantor would assume the Initial Parent Guarantor’s obligations under the Indenture and (iv) SwissCo would become a guarantor under the Indenture;

WHEREAS, Section 10.6 of the Base Indenture provides, in part, that the Initial Parent Guarantor may merge with and into another Person provided that such Person shall unconditionally assume all the obligations of the Initial Parent Guarantor and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Initial Parent Guarantor;

WHEREAS, Section 9.1(4) of the Base Indenture provides that the Successor Parent Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Parent Guarantor shall assume the Initial Parent Guarantor’s obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, Section 9.1(11) of the Base Indenture provides that the Company may add a guarantor by executing and delivering to the Trustee a supplemental indenture pursuant to which such new guarantor shall unconditionally guarantee certain of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee, the Company and the Initial Parent Guarantor are authorized to execute and deliver this Fifth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Initial Parent Guarantor, the Successor Parent Guarantor, SwissCo and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption of Obligations. Pursuant to, and in compliance and accordance with, Section 10.6 of the Base Indenture, by this Fifth Supplemental Indenture, from and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Successor Parent Guarantor unconditionally assumes all the obligations of the Initial Parent Guarantor and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Initial Parent Guarantor.

3. Substitution. Pursuant to Section 10.6 of the Base Indenture, from and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Successor Parent Guarantor shall succeed to, and be substituted for, the Initial Parent Guarantor under the Indenture with the same effect as if the Successor Parent Guarantor had been named as the Initial Parent Guarantor under the Indenture.

4. Agreement to Guarantee. From and after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, SwissCo hereby agrees, jointly and severally, to unconditionally guarantee the Company’s (i) full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes and all other monetary Obligations of the Company under the Indenture and (ii) payment to the Trustee of all amounts owed to the Trustee under the Indenture (the obligations set forth in clauses (i) and (ii) of this Section 4 are collectively referred to herein as the “Guarantor Obligations”), in each case in accordance with and subject to the terms and conditions set forth in Article 10 of the Base Indenture (subject to the provisos below) and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture; provided that Article 10 of the Base Indenture, including, without limitation, the release provisions thereunder, shall apply to SwissCo mutatis mutandis; provided further, that for the avoidance of doubt, and notwithstanding the foregoing, SwissCo shall only guarantee (i) the Company’s Obligations and (ii) the Company’s Obligations only to the extent that such Obligations constitute Guarantor Obligations under the Indenture and the Notes.

5. Notice of Merger. Promptly after the consummation of the merger of the Initial Parent Guarantor with and into the Successor Parent Guarantor, the Company shall notify the Trustee in writing thereof.

6. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent or other owner of Capital Stock of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor or SwissCo as such, shall have any liability for any obligations of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor or SwissCo under the Notes, the Guarantee, the Indenture or this Fifth Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

8. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Fifth Supplemental Indenture, (ii) the recitals contained herein, all of which recitals are made solely by the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo, (iii) the due execution hereof by the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

12. Enforceability. Each of the Company, the Initial Parent Guarantor, the Successor Parent Guarantor and SwissCo hereby represents and warrants that this Fifth Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

Pentair, Inc.

By:	/s/ Angela D. Lageson
Name: Angela D. Lageson
Title: Senior Vice President, General
Counsel and Secretary

INITIAL PARENT GUARANTOR:

Pentair Ltd.

By:	/s/ Michael G. Meyer
Name: Michael G. Meyer
Title: Vice President, Treasurer

By:	/s/ Angela D. Lageson
Name: Angela D. Lageson
Title: Senior Vice President, General
Counsel and Secretary

SUCCESSOR PARENT GUARANTOR:

Pentair plc

By:	/s/ Angela D. Lageson
Name: Angela D. Lageson
Title: Director

Fifth Supplemental Indenture

(Pentair, Inc.)

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GUARANTOR:

Pentair Investments Switzerland GmbH

By:	/s/ Mark C. Borin
Name: Mark C. Borin
Title: Managing Director

By:	/s/ Julien Lugon-Moulin
Name: Julien Lugon-Moulin
Title: Managing Director

Fifth Supplemental Indenture

(Pentair, Inc.)

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TRUSTEE:

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Fifth Supplemental Indenture

(Pentair, Inc.)

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